EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-225177, 333-91174, 333-141276, 333-152873, 333-161242, 333-181272, and 333-201336) on Form S-8 of our report dated February 24, 2023, with respect to the consolidated financial statements of LCI Industries and the effectiveness of internal control over financial reporting.

Our report dated February 24, 2023 on the effectiveness of internal control over financial reporting as of December 31, 2022 contains an explanatory paragraph that states the Company acquired Girard Systems, Inc. and Girard Products, LLC during 2022, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022, Girard Systems, Inc. and Girard Products, LLC's internal control over financial reporting associated with assets of $83.2 million and revenue of $43.1 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2022. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Girard Systems, Inc. and Girard Products, LLC.

/s/ KPMG LLP

Chicago, Illinois
February 24, 2023